Exhibit 23.1

Ehrhardt Keefe Steiner & Hottman P.C.

7979 E. Tufts Ave., Suite 400

Denver, Colorado 80237-2843

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Rentech, Inc.

Denver, Colorado

We consent to the incorporation by reference in the prospectus constituting a part of this registration statement on Form S-3 of our report dated November 23, 2004, relating to the consolidated financial statements of Rentech, Inc. appearing in Amendment No. One to the Annual Report on Form 10-K/A of Rentech, Inc. for the year ended September 30, 2004.

We also consent to the reference to us under the caption “Experts” in the prospectus which is part of this registration statement.

/s/ Ehrhardt Keefe Steiner & Hottman P.C.

Denver, Colorado

May 23, 2005